Exhibit 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Maydan Rothblum (“Executive”) and The Glimpse Group, Inc., a Nevada Corporation (“Company”) (collectively, the “Parties”), and made effective as of the date it is signed by the Executive (the “Effective Date”).

WHEREAS, the Executive is a co-founder of the Company and has been employed by the Company as its Chief Financial Officer & Chief Operating Officer since the Company commenced operations in October 2016.

WHEREAS, the Executive has not previously entered into an employment agreement with the Company.

WHEREAS, the Company desires to continue to employ the Executive on the terms and subject to the conditions set forth in this Agreement, and the Executive has agreed to be so employed;

WHEREAS, the Executive understands that execution of this Agreement is a condition precedent to continuing employment with and receiving compensation from the Company, and that the Executive will not continue employment with or receive compensation from the Company if the Executive does not sign this Agreement; and,

WHEREAS, the Executive, in the performance of the Executive’s duties for the Company, will have access to highly confidential, sensitive, and proprietary information, as well as trade secrets, regarding the Company, its personnel, customers and clients, its business plans and strategies, and its current and future products and/or services, and that such access will be subject to the terms and conditions of this Agreement and any other confidentiality and nondisclosure agreement or restrictive covenant which the Company may require the Executive to execute from time to time;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, terms, conditions, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties, intending to be legally bound, agree as follows:

1. Employment.

1.1 Title and Duties. Subject to the terms and conditions set forth in this Agreement, the Executive will be employed in the position of Chief Financial Officer (“CFO”) & Chief Operating Officer (“COO”). The Executive will report directly to the Company’s Chief Executive Officer (“CEO”) and will perform such duties as are customary in that position, or as otherwise directed by the Board. Except for sick leave, reasonable vacations, and other excused leaves of absence, the Executive will, throughout his employment, devote all of Executive’s working time, attention, knowledge and skills faithfully, and to the best of Executive’s ability, to the duties and responsibilities of Executive’s position in furtherance of the business affairs and activities of Company. Notwithstanding, Executive shall be allowed to allocate reasonable time to activities that are not competitive to the Company, such as board memberships, industry association and groups, volunteering and the like as long as these do not interfere with Executive ability to perform their duties to the Company to the best of their ability.

1.2 Policies and Procedures. The employment relationship between the Company and the Executive will be governed by, and the Executive will at all times be subject to, comply with, observe, and carry out, (1) this Agreement; (2) any other confidentiality and nondisclosure agreement or restrictive covenant which the Company may require the Executive to execute from time to time; (3) the Company’s rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally and in effect from time to time; and, (4) such rules, regulations, policies, codes of ethics and/or conduct, directions and restrictions as the Company or the Board may from time to time establish or approve for executives of the Company.

1.3 Term. The term of the Executive’s employment under this Agreement commences on the Effective Date and remains in effect until terminated in accordance with Sections 4 and 5 of this Agreement. The Executive’s period of employment is referred to as the “term of employment.”

2. Compensation and Benefits.

2.1 Salary. During the term of employment, the Company will pay the Executive, a base annual salary of $220,000 comprised of $120,000 in cash (“Cash Salary”) and $100,000 in Company stock options (“Equity Salary”), less applicable taxes and withholdings, payable in accordance with the Company’s regular payroll practices (“Base Salary”).

2.1.1 The Equity Salary shall be issued in advance for a 12-month period on January 1 of the calendar year and vest monthly over that calendar year. For clarification, Equity Salary for calendar year 2021 was previously issued and therefore shall not be issued on the Effective Date.

2.1.2 Upon the Company’s listing on a national exchange (“IPO”), the going forward Base Salary shall convert, in its entirety, into cash only (i.e. no Equity Salary). In such case, any unvested Equity Salary shall be forfeited.

2.2 Bonus. In addition, Executive shall be eligible for a performance bonuses in accordance with Exhibit B (“Performance Bonus”). The Board at its sole discretion, may modify the Base Salary and Performance Bonus with the written consent of the Executive.

2.3 Expenses. Business expenses may be submitted by the Executive to the Company for reimbursement in accordance with the Company’s policies and procedures applicable to senior executives and in accordance with Exhibit A to this Agreement, which is incorporated by reference. The Company retains the right, in a manner consistent with its policies and procedures, to determine whether any expense incurred by the Executive was in the ordinary and necessary course of performing the Executive’s duties under this Agreement.

2.4 Benefits. The Executive is eligible for the benefits, including retirement savings, welfare, healthcare, and fringe benefits offered to other similarly situated senior executives of the Company, subject to the applicable policies and practices and the terms and conditions of any applicable benefits plan, summary plan description, and/or plan documents, and in accordance and in accordance with Exhibit A to this Agreement. Nothing in this Agreement alters, modifies, or changes any such policy, benefits plan, summary plan description, or plan document.

2.5 Equity Incentive. In addition to the Equity Salary, as stated in and in accordance with Exhibit C to this Agreement, which is incorporated by reference, the Executive is eligible to receive certain incentive equity (i.e. stock options, restricted stock, etc.) of the Company (“Equity Incentive”), subject to the terms and conditions of the 2016 The Glimpse Group Equity Incentive Plan (as it may be amended and restated) and any applicable agreements between the Company and the Executive. The grant of any Equity Incentive is subject to Company’s Compensation committee and Board of Directors’ approval and the Executive’s execution and performance of a Stock Option Grant Agreement.

3. Outside Activities. The Executive agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest known by the Executive to be adverse or antagonistic to the Company, its business, or its prospects during the term of employment; provided, however, that nothing in this Agreement prohibits the Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation. The Executive will not undertake or engage in any other employment, occupation, or business enterprise, provided that the Executive may engage in reasonable board of directors, advisory, industry group, civic and not-for-profit activities so long as such activities do not create a conflict with the Executive’s employment under this Agreement or interfere in any respect with the Executive’s working time or his full performance of his duties for the Company. The Board, in its sole discretion, may require the Executive to reduce his activities as described immediately above, in the event that such activities impinge on the Executive’s ability to devote his full working time to the Company as required by his title and duties.

4. At-Will Relationship. The Executive understands that his employment with the Company is “at-will,” meaning that Executive’s employment may be terminated by either Party for any reason or no reason and without cause in accordance with Section 5. The Parties acknowledge and agree that nothing in this Agreement will be interpreted or construed to alter this at-will employment status, or to confer upon the Executive any right with respect to continuance of employment by the Company for any specified duration.

5. Termination of Employment. During the term of employment, Executive’s employment may be terminated by the Company, for any reason and at any time upon 90 day written notice to the Employee or by the Employee for any reason and at any time, upon 30 day written notice to the Company, and under the following conditions:

5.1 Death. In the event the Executive’s employment under this agreement is terminated by reason of the Executive’s death, the Company will pay any Accrued Obligations (as defined below) to the Executive’s designated beneficiary or beneficiaries in a lump sum payment within thirty (30) days of the Company’s receipt of notice of Executive’s death. As used in this Agreement, the term “Accrued Obligations” means the sum of the following, less applicable taxes and withholdings and other allowable offsets, as permitted by applicable law, for debts or money due to the Company: (i) any unpaid amounts of the Executive’s Base Salary earned through the date of the death of the Executive; (ii) any reimbursable expenses incurred as of the date of the termination of Executive’s employment that have not yet been paid or reimbursed; and, (iii) all benefits, bonuses, or stock options, if any, that the Executive has accrued but not received through the date of the termination of the Executive’s employment under any plans, policies, or agreements adopted by the Company, in the manner and in accordance with the terms of such plans, policies, or agreements.

5.2 Disability. If, as a result of the Executive’s incapacity due to a physical or mental impairment that is covered by Company policies or under applicable laws regarding medical leaves of absence and/or reasonable accommodations (“Disability”), Executive has been absent from the full-time performance of the Executive’s duties with the Company for a period of three (3) consecutive months, the Executive’s employment under this Agreement may be terminated by the Company by giving written notice. The Executive acknowledges and agrees that Executive is required to comply with Company policies or applicable laws regarding medical leaves of absence and/or reasonable accommodations, including complying with requests for documentation or certifications in accordance with applicable state or federal laws. During any period prior to the date of termination during which the Executive is absent from the full-time performance of the Executive’s duties with Company due to Disability, Company will continue to pay the Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to the Executive under any disability insurance plan or policy provided by the Company. Upon termination of the Executive’s employment due to Disability, Company will pay any Accrued Obligations to the Executive in a lump sum payment within thirty (30) days of the effective date of the termination, less any appropriate offsets, as permitted by applicable law, for any amounts payable or paid to the Executive under any disability insurance plan or policy provided by the Company.

5.3 Termination by the Company for Cause. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive’s employment under this Agreement for Cause (as defined below) at any time during the Term, unless otherwise specified below. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events, and the Board has the sole discretion to determine the existence of Cause: (1) the commission by the Executive of any fraudulent or dishonest act against the Company; (2) the gross or habitual misconduct or gross or habitual negligence by the Executive in the performance of his duties under this Agreement; (3) the commission of any felony offense by the Executive; (4) the Executive’s engaging in any activity that gives rise to a material conflict with the Company; (5) the misappropriation by the Executive of any business opportunity of the Company; (6) a material breach by the Executive of this Agreement by Executive; or, (7) the continued failure by the Executive in any material respect to reasonably satisfactorily perform the Executive’s employment duties for more than ten (10) business days after having received written notice specifying the nature of the Executive’s failure(s) (as determined by Company’s Board of Directors in its reasonable judgment). In the event the Company terminates the Executive’s employment under this Agreement for Cause, the Company’s only obligation to Executive is to pay the Executive any Accrued Obligations through the date of termination.

5.4 Termination by the Company Other Than For Death, Disability or Cause (or Resignation by the Executive for Good Reason). Because the Executive’s employment is at will, it may be terminated at any time by the Company or the Executive, with or without Good Reason (as defined below) or with or without Cause, upon ninety (90) days advanced written notice by the Company to the Executive and upon thirty (30) days advanced written notice from the Executive to the Company. For purposes of this Agreement, “Good Reason” means the Executive’s termination of employment within thirty (30) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following events without the Executive’s consent: (1) a reduction by Company in the Executive’s Base Salary then in effect by ten percent (10%) or more in the aggregate, other than as part of a salary reduction program approved by the Board of Directors pursuant to which the Base Salaries of the Chief Executive Officer, the Chief Financial Officer and the Chief Creative Officer are reduced by the same percentage at the same time and for the same period of time; or (2) the relocation of the Executive’s principal work location to a facility or a location which is outside of New York, NY. The Executive must provide written notice to Company of the condition that could constitute a “Good Reason” event within thirty (30) days of the initial existence of such condition and must provide the Company thirty (30) days from the date of such written notice to cure the purported “Good Cause” event (the “Cure Period”). If Executive’s employment is terminated by either: (1) the Company for any reason other than the Executive’s death, for Disability, or for Cause; or, (2) Executive for Good Reason, then the Executive is entitled to receive a Severance (as defined below) in addition to the Accrued Obligations.

(i) Severance and Release. As used in this Agreement, the Executive’s “Severance” means the continued payment of Executive’s Base Salary, Benefits and accrued or earned cash and equity bonuses then in effect (without regard to any reduction in compensation which would qualify as a basis for a resignation with Good Reason), for a period of time commencing on date of Executive’s termination and ending as follows: twelve (12) months thereafter during the first year of the Agreement; nine (9) months thereafter during the second year of the Agreement; and six (6) months thereafter during the third year of the Agreement and thereafter (the “Severance Period”). Subject to the delivery of the Release as provided below, such Severance shall be paid to the Executive as a lump sum upon Severance. Except with the regard to the obligation of the Company to pay the Accrued Obligations, the obligations of the Company to the Executive under this Section 5.4 (including the obligation to pay Severance) is expressly and specifically conditioned upon Executive signing and not revoking a general release of claims substantially in the form of Exhibit D to this Agreement (the “Release”), which is incorporated by reference, and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the date on which the Notice of Termination (as defined below) is given (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to Severance or other benefits under this Agreement, other than the payment of Accrued Obligations through the date of the Executive’s termination. In no event will Severance or benefits be paid or provided until the Release becomes effective and irrevocable. In the event the Notice of Termination occurs at a time during the calendar year where the Release could become effective in the subsequent calendar year and the separation of service becomes effective (actually or otherwise) in the following year, then any Severance and benefits under this Section 5.4 that would otherwise be considered deferred compensation subject to Section 409A of the Code will begin to be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the date the Release actually becomes effective. If the Executive breaches any provisions of the Release or all or any portion of any of the restrictions or provisions set forth in Section 6 or 7 of this Agreement, in addition to any other remedies at law or in equity available to it, the Company may cease making any further payments and providing the other benefits provided for in this Section 5.4, without affecting its rights under this Agreement or the Release. All rights that the Executive may have to Severance payments by the Company are determined and solely based on the terms and conditions of this Agreement and not based on the Company’s severance policy then in effect.

(ii) Offset. The Executive is not required to mitigate the amount of any Severance payment required by this Agreement, nor will any earnings that Executive receives from any other source reduce any such Severance.

5.5 Termination by Executive without Good Reason. The Executive may resign at any time by giving the Company no less than thirty (30) days advance written notice of the effective date of the Executive’s resignation. Upon the Executive’s resignation from the employ of Company without Good Reason, Company’s only obligation to pay the Executive is to pay the Executive any Accrued Obligations through the date of the Executive’s termination.

5.6 Change of Control. Upon that date that a Change of Control event occurs, Severance shall increase by a factor of 1.5X (i.e. $100,000 Severance shall become $150,000).

Change of Control shall be defined as:

5.6.1 The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 5.6.1, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 5.6.3(A), 5.6.3 (B) and 5.6.3 (C) below;

5.6.2 Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

5.6.3 Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then- outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

5.7 Notice of Termination. Any termination of the Executive’s employment pursuant to Section 5.2, 5.3, 5.4 or 5.5 above will be communicated by the appropriate Party by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice, indicating those specific termination provisions in this Agreement relied upon for termination of the Executive’s employment under the provision so indicated and the effective date of the termination. In the event of the termination of the Executive’s employment for any reason whatsoever by either the Company or the Executive, the Company has no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company, except as otherwise provided by this Agreement and except for such rights granted by the Consolidated Omnibus Budget Reconciation Act (“COBRA”), if any.

6. Confidentiality. In connection with the Executive’s employment with the Company, the Company promises to provide the Executive with access to Confidential Information in support of the Executive’s employment duties. The Executive recognizes that the Company’s business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of all Confidential Information. At all times, both during and after the Executive’s term of employment, the Executive will not directly or indirectly use or disclose any Confidential Information, except for the Company’s benefit within the course and scope of the Executive’s employment. As used in this Agreement, “Confidential Information” means any and all material, information, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and other data of or relating to the Company (as well as its customers and/or vendors) that is confidential, proprietary, or trade secret (A) by its nature, (B) based on how it is treated or designated by the Company, (C) because the disclosure of which would have an adverse effect on the business or planned business of the Company and/or (D) as a matter of law. At any time that the Company may request, during or after the Executive’s employment, the Executive will deliver to the Company all originals and copies of Confidential Information and all other information and property affecting or relating to the business of the Company within the Executive’s possession, custody or control, regardless of form or format, including, without limitation any Confidential Information produced by the Executive. Both during and after the Executive’s term of employment, the Company has the right of reasonable access to review, inspect, copy and/or confiscate any Confidential Information within the Executive’s possession, custody or control. Upon termination or expiration of this Agreement, the Executive must immediately return to the Company all Confidential Information, and all other information and property affecting or relating to the business of the Company, within the Executive’s possession, custody or control, regardless of form or format, without the necessity of a prior Company request. During the Executive’s term of employment and for a period of 3 years thereafter, the Executive represents and agrees that the Executive will not use or disclose any confidential or proprietary information or trade secrets of others, including but not limited to former employers, and that the Executive will not bring onto the premises of the Company or access such confidential or proprietary information or trade secrets of such others, unless consented to in writing by said others, and then only with the prior written authorization of the Company. Notwithstanding the foregoing, the Parties acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) becomes public knowledge other than as a result of an unauthorized disclosure by the Executive. The Parties acknowledge that an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the Confidential Information to the attorney of the individual and use the Confidential Information in the court proceeding, if the individual (i) files any document containing the Confidential Information under seal; and, (ii) does not disclose the Confidential Information, except pursuant to court order.

7. Additional Restrictive Covenants. In consideration of the Confidential Information being provided to the Executive as stated in Section 6 above, and other good and valuable new consideration as stated in this Agreement, including, without limitation, employment with the Company, and the business relationships, Company goodwill, work experience, client, customer and/or vendor relationships, and other fruits of employment that the Executive will have the opportunity to obtain, use, and develop under this Agreement, the Executive agrees to the restrictive covenants stated in this Section. The market for the business of the Company is currently worldwide and due to the nature of the Company’s business and the nature of the Executive’s job duties and responsibilities, which are co-extensive with the entire scope of the Company’s business, the performance of the Executive’s job duties and responsibilities is not tied to the physical location or presence of the Company or to any specifically designated territory or area.

7.1 Non-Competition. Except as otherwise specified in this Agreement, during the Executive’s term of employment and, (i) if terminated for Cause or leaves without Good Reason, then until the end of the Restricted Period or (ii) if terminated not for Cause (but not in conjunction with a change of control) or with Good Reason then during the duration of Severance, the Executive agrees that the Executive will not, directly or indirectly, on the Executive’s own behalf or on the behalf of any other Person become interested or engaged, directly or indirectly, as a shareholder, bondholder, creditor, officer, director, advisor, employee, partner, agent, member, manager, joint venture, investor, principal, consultant, contractor with, employer or representative of, or in any manner associated with any person, firm or entity, or give financial, technical or other assistance to, any Person for the purpose of engaging in, the Business of the Company worldwide.

7.2 Non-Solicitation. During the Executive’s term of employment and until the end of the Restricted Period, the Executive agrees that, without written consent from the Company, the Executive will not, directly or indirectly, on the Executive’s own behalf or on the behalf of any other Person: (i) divert or attempt to divert (by solicitation, diversion, or otherwise) from any Company Party any business with a customer, prospective customer, or account of any Company Party; (ii) accept the business of any customer, prospective customer, or account of any Company Party, whether solicited or not by the Executive, if such business is directly competitive to the Company; (iii) solicit, induce, or attempt to induce any supplier, vendor, representative, agent, or other person transacting business with any Company Party to terminate their relationship or association with any Company Party, or to represent, distribute, or sell services or products in competition with the services or products of any Company Party; or (iv) solicit, induce, cause, or attempt to solicit, induce, or cause any employee of any Company Party to leave the employ of such Company Party.

7.3 Reasonableness. The Executive acknowledges that (i) the restrictive covenants contained in this Section are ancillary to and part of an otherwise enforceable agreement, including, without limitation, the agreements concerning Confidential Information and other consideration in this Agreement, (ii) at the time that these restrictive covenants are made, the limitations as to time, geographic scope ,and activity to be restrained, as described in this Agreement, are reasonable and do not impose a greater restraint than necessary to protect the value, good will, trade secrets, and other legitimate business interests of the Company, including without limitation, the Company’s or a Company Party’s Confidential Information, client, customer and/or vendor relationships, client and/or customer goodwill, and business productivity, (iii) in the event of termination of the Executive’s employment, the Executive’s experiences and capabilities are such that the Executive can obtain gainful employment without violating this Agreement and without the Executive incurring undue hardship, (iv) based on the relevant benefits and other new consideration provided for in this Agreement, including, without limitation, the disclosure and use of Confidential Information, the restrictive covenants of this Section remain in full force and effect even in the event of the Executive’s involuntary termination from employment, with or without Cause, and (v) the Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement and consents to the terms of the restrictive covenants in this Section, with the knowledge that this Agreement may be terminated at any time in accordance with Sections 4 and 5. The Executive acknowledges and agrees that the restrictive period of time, geographic scope and scope of the restricted activity specified herein are reasonable and necessary in view of the nature of the business in which the Company is, or will be, engaged and in light of the Executive-level job duties and responsibilities the Executive will be performing for the Company. The Executive acknowledges and agrees that the Company would not have entered into this Agreement but for the Executive’s agreements and obligations pursuant to this Section. If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then the Parties agree that such restriction will be enforced and/or modified to the maximum extent permitted by law. The Parties agree that in the event of a breach of this Section the Restricted Period will be extended with respect to the breaching party by the period of the breach.

7.4 Definitions. For purposes of this Agreement, the following terms have the following meanings: (a) “Business” means the virtual or augmented reality software or services conducted worldwide or any other country or market area; or (ii) the operations that the Company or such Company Party is actively planning as of the time the Executive’s employment terminates that the Executive is aware of); (b) “Company Parties” means the Company and each direct and indirect affiliate or subsidiary of the Company for which the Executive provides services; (c) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity; and, (d) “Restricted Period” means two (2) years after the date of termination of employment (the Executive’s last day of work for the Company).

7.5 Remedies. Because the Executive’s services are unique and because the Executive has complete access to all of the Company’s Confidential Information, the Executive acknowledges and agrees that if the Executive breaches any of the provisions of this Section, the Company would suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy. The Executive therefore agrees that in the event of said breach or any threat of breach, the Company or any Company Party is entitled to an immediate injunction and restraining order to prevent such breach, threatened breach, and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company or any other Company Party may be entitled at law or in equity. The restrictive covenants stated in this Section are without prejudice to Company’s rights and causes of action at law.

7.6 Interpretation; Severability. The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary to protect the Company’s valid business interests, including, without limitation, its Confidential Information and goodwill. It is the intention of the Parties that the covenants, provisions, and agreements contained in this Agreement are enforceable to the fullest extent allowed by law. If any such covenant, provision, or agreement is found by a court having jurisdiction to be unreasonable in duration, scope, or character of restrictions, or otherwise to be unenforceable, such covenant, provision, or agreement is not rendered unenforceable thereby, but rather the duration, scope, or character of restrictions of such covenant, provision or agreement is deemed to be reduced or modified with retroactive effect to render such covenant, provision, or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision, or agreement will be enforced as modified. The Parties agree that if a court having jurisdiction determines, despite the express intent of the Parties, that any portion of the covenants, provisions, or agreements are not enforceable, the remaining covenants, provisions, and agreements in this Agreement are valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, the Company has any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Confidential Information or unfair competition by the Executive. The provisions of this Section are construed as an agreement independent of any other provisions of this Agreement (except Section 6) or of any other agreement between the Executive and the Company, to the extent that the breach of any provision of this Agreement or existence of any claim or cause of action of the Executive against the Company shall not constitute a defense to the enforcement by the Company of the restrictive covenants.

8. Code Section 409A. It is the Parties’ intention that the Severance payable to the Executive pursuant to Section 5.4 will be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A- 1(b)(4) (relating to short-term deferrals). For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement will be treated as a separate and distinct payment and will not collectively be treated as a single payment. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive do not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments will be made to the Executive as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. This Section only applies to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. Notwithstanding the preceding, in no event will the Company be required to provide a tax gross up payment to or otherwise reimburse the Executive with respect to Section 409A Penalties.

9. Work Product.

9.1 The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Executive’s prior engagement with the Company and during the term of this Agreement and relating in any way to the business or contemplated business, research, or development of any Company Party (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (“Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (“Intellectual Property Rights”), shall be the sole and exclusive property of the Company. For purposes of this Agreement, Work Product includes, but is not limited to, the Company information falling within the definition of Work Product, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

9.2 The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by any Company Party. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Company would have had in the absence of this Agreement.

9.3 During and after the term of employment, the Executive agrees to reasonably cooperate with the Company, at the Company’s expense, to (i) apply for, obtain, perfect, and transfer to the Company the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be reasonably requested by the Company. The Executive hereby irrevocably grants the Company a power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). This power of attorney is coupled with an interest and shall not be impacted by the Executive’s subsequent incapacity.

9.4 To the extent any copyrights are assigned under this Agreement, the Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

9.5 The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to Executive by the Company.

10. Term and Survival. The rights and obligations of the Parties set forth in this Agreement survive the termination of the Executive’s employment except as otherwise set forth.

11. Settlement of Existing Rights. In exchange for the other terms of this Agreement, the Executive acknowledges and agrees that: (a) the Executive’s entry into this Agreement is a condition of employment with the Company; (b) except as otherwise provided in this Agreement, this Agreement will replace any existing employment or independent contractor agreement between the Parties and thereby act as a novation, if applicable; and (c) the Executive is being provided with access to Confidential Information, including, without limitation, proprietary trade secrets of the Company, to which the Executive has not previously had access.

12. Representation by Counsel; Independent Judgment. Each of the Parties acknowledges that (a) it or the Executive has read this Agreement in its entirety and understands all of its terms and conditions, (b) it or the Executive has had the opportunity to consult with any individuals of its or the Executive’s choice regarding its or the Executive’s agreement to the provisions contained here, including legal counsel of its or the Executive’s choice, and any decision not to was its or the Executive’s alone and (c) it or the Executive is entering into this Agreement of its or the Executive’s own free will, without coercion from any source, based upon its or the Executive’s own independent judgment.

13. Interpretation. The Parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake, or any dispute among the Parties with respect to the provisions of this Agreement, no provision of this Agreement will be construed unfavorably against any of the Parties on the ground that the Executive, the Company, or either of their legal counsel was the drafter.

14. Headings. The captions set forth in this Agreement are for convenience only and are not considered to be a part of this Agreement, or in any way a limitation, interpretation, or amplification of the terms and provisions in this Agreement.

15. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous negotiations and agreements, oral or written, except for existing performance bonus agreements as detailed in the Company’s Board Minutes (as it may be amended and restated in writing by both Parties), any applicable Equity Incentive or Stock Option Grant Agreements between the Company, and the Executive the terms of any other agreements, offer letters, and/or Company policies in force with regard to the Executive’s post- employment obligations (including any confidentiality or nondisclosure agreements and other restrictive covenants). This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the Parties.

16. Severability. If a provision of this Agreement or a portion of such provision, is held to be invalid, illegal or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity, illegality, or unenforceability does not affect any other provision or the remainder of the invalid, illegal, or unenforceable provision of this Agreement. This Agreement must be construed by the court or agency substituting such other provision or portion thereof as will most nearly accomplish the Parties’ intent to the extent permitted by applicable law.

17. Successors and Assigns; Binding Agreement. The rights and obligations of the Parties under this Agreement are binding upon and inure to the benefit of the Parties and their heirs, personal representatives, successors, and permitted assigns. This Agreement is a personal contract, and, except as specifically set forth in this Agreement, the rights and interests of the Executive may not be sold, transferred, assigned, pledged or hypothecated by any Party without the prior written consent of the others. The Company may assign, delegate, or transfer this Agreement and all of the Company’s rights and obligations under this Agreement, without the Executive’s consent to any business entity that by merger, consolidation or purchase of all or substantially all of the assets or equity interests or otherwise acquires all or substantially all of the assets of the Company. Upon such assignment, delegation or transfer, (i) the transferee or other party to such transaction, as applicable, is deemed to be substituted for the Company for all purposes of this Agreement, and (ii) the Executive is deemed to have consented to the assignment, delegation, or transfer.

18. Governing Law. This Agreement will be interpreted, construed, and governed by the laws of the State of New York without regard to any conflict of laws analysis. In the event that any controversy or dispute arises under this Agreement, each Party irrevocably consents to the jurisdiction and venue of the applicable federal or state courts located in New York, New York.

19. Agreement and Acknowledgement. The Executive represents that the Executive is free to enter into this Agreement and the continuation of the employment relationship with the Company does not violate any agreement between the Executive and any third party. The Executive further represents that he has provided to the Company copies of any restrictive covenant and/or confidentiality agreements to which the Executive is bound (redacted as necessary).

20. WAIVER OF TRIAL BY JURY. If any controversy or dispute under this Agreement, THE PARTIES EACH WAIVE THE RIGHT TO TRIAL BY JURY WITH REGARD TO ALL CONTROVERSIES OR DISPUTES. The Parties acknowledge that: (a) they are waiving the right to trial by jury; (b) they have each knowingly and voluntarily entered into this waiver of trial by jury; and (c) this Agreement evidences the Parties’ waiver of jury trial, and consent to bench trial in New York for all controversies or disputes.

Signature Page to Follow

IN WITNESS WHEREOF, the Parties have caused this Employment Agreement to be duly executed and delivered as of the Effective Date.

EXECUTIVE:

By:	/s/ Maydan Rothblum
(Signature)

Maydan Rothblum
(Printed Name)

(Date)

COMPANY:

By:	/s/ Lyron Bentovim
(Signature)

Lyron Bentovim
(Printed Name)

CEO
(Title)

(Date)

[Employment Agreement Signature Page]

EXHIBIT A

During the Term of the Agreement, Executive shall be entitled to the following:

●	Health Care and Benefits: Executive shall receive the same benefits as generally offered to employees of the Company.

●	Bonus: Executive shall by eligible to participate in the Company bonus plan as approved by the Company’s Board of Directors.

●	Vacation: The Company currently has a flexible vacation policy where the Executive (and employees) may take as many personal/vacation days as reasonably required, provided that such vacation days do not interfere with the Executive’s ability to effectively perform their duties and responsibilities to the Company. Days in excess of a set number may be unpaid, and subject to reasonable limitations as determined by the Board.

●	Executive shall be reimbursed for reasonable business related expenses, any of which will be reviewed by the Company’s Chief Executive Officer to ensure they are in line with Company policies.

EXHIBIT B

Performance Bonuses

a)	Calendar Year (CY) 2020 Performance Bonus:

	i	As an earned and accrued performance bonus for CY 2020, the Executive will be paid $100,000 in cash. Such payment will be made in cash on July 15, 2021 if the Company has at least $2,500,000 of cash in its bank accounts (“Minimum Cash Requirement”) at such time. If the Company’s cash balance is below the Minimum Cash Requirement, then Executive can elect to defer this payment until such time the Company meets the Minimum Cash Requirement or elect to receive this bonus in equity.

b)	CY ’21 Revenue Based Equity Salary-to-Cash Salary Transition Bonus:

	i	July 1, 2021: if January-July 31, 2021 aggregate Contracted Revenue* are equal or greater to $2,500,000 ($5,000,000 annual run rate), then 30% of the Executive’s Equity Salary Equity into going forward monthly Cash Salary.

	ii	October 1, 2021: If (i) was achieved AND if January-September 30, 2021 aggregate Contracted Revenue Bookings are equal or greater to $3,750,000, then an additional 20% of the Executive’s Equity Salary shall convert into going forward monthly Cash salary (50% in total between i and ii).

	iii	October 1, 2021: If (i) was not achieved AND if January-September 30, 2021 aggregate Contracted Revenue Bookings are equal or greater to $3,750,000, then an additional 30% of the Executive’s Equity Salary shall convert into going forward monthly Cash salary.

	iv	If at any point in CY ‘21 aggregate Contracted Revenue Bookings are equal or greater to $6,000,000, then all of the Executive’s Salary Equity shall convert into going forward monthly Cash salary.

	*	Contracted Revenue Bookings shall be defined new revenue contracts signed by Company customers.

c)	CY ’21 Capital Raise Based Bonus:

	i	If the Company completes a successful capital raise(s) in 2021 of at least $8,000,000 in aggregate gross proceeds, then on January 15, 2022 the following cash bonus will be paid to the Executive: $75,000

Notwithstanding (b) - (c) above, the Compensation Committee/Board may elect to add to the 2021 Performance Bonuses according to developments during the calendar year.

EXHIBIT C

NULL for Calendar Year 2021

Retention Stock Options:

Effective Date: [  ]

Amount: [  ]

Exercise Event: [  ]

Incentive Stock Options:

Effective Date: [  ]

Amount: [  ]

Exercise Event: [  ]

Long-Range Goal Stock Options:

Effective Date: [  ]

Amount: [  ]

Exercise Event: [  ]

[  ]

EXHIBIT D

This SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into between Maydan Rothblum (the “Executive”) and The Glimpse Group, Inc. a Nevada corporation (the “Company”). Employee and the Company may be referred to in this Agreement individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, Executive and the Company signed an Executive Employment Agreement dated May 13, 2021;

WHEREAS, Executive is employed by the Company as the Chief Creative Officer on an at-will basis;

WHEREAS, Executive’s employment with the Company will end effective ___________, 20 (the “Separation Date”);

WHEREAS, Executive will continue to report to work and satisfactorily complete Executive’s job responsibilities through the end of business on the Separation Date, unless the Company, in its sole discretion, requests that Executive cease working at an earlier time;

WHEREAS, Executive has twenty-one (21) days to consider whether to sign this Agreement and, after signing the Agreement, has seven (7) days to revoke it. If Executive either does not sign this Agreement with the Company during the consideration period or revokes this Agreement, Executive will forfeit any rights to severance or other benefits under this Agreement;

WHEREAS, the Parties desire to settle fully and finally, in the manner and pursuant to the terms set forth in this Agreement, all differences between the Parties that have arisen, or that may arise, prior to, or at the time of, the Effective Date (as that term is defined below), including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Executive and the Company and the termination of such relationship.

In consideration of the recitals, promises, and agreements set forth in this Agreement, Employee’s employment with the Company terminates upon the following terms:

1. General Release. Executive, for Executive and Executive’s attorneys, heirs, assigns, successors, executors, and administrators, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES (i) the Company; (ii) the Company’s parent, subsidiaries, and affiliates; and, (iii) the shareholders, members, partners, directors, managers, officers, employees, agents, attorneys, insurers, guardians, successors, assigns, heirs, executors, and administrators of the foregoing (collectively the “Releasees”), in all cases, from any and all claims, liabilities, obligations, agreements, damages, causes of action, costs, losses, damages, and attorneys’ fees and expenses whatsoever, whether known or unknown or whether connected with Employee’s employment by the Company or not, including, but not limited to, (a) any dispute, claim, charge, or cause of action arising under the Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. (except for any vested benefits under any tax qualified benefit plan), Sections 1981 through 1988 of Title 42 of the United States Code, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Equal Pay Act, 29 U.S.C. § 206, et seq., the [ANY APPLICABLE STATE EMPOLYMENT LAWS], [CODE SECTION], other applicable provisions of the [] and []; (b) any violation or alleged violation of any anti-whistleblower, harassment, or retaliation provisions of any state or federal law, including but not limited to, the Sarbanes-Oxley Act of 2002; (c) any breach of contract or similar claims; (d) any intentional or tortious interference or similar claims; and, (e) any other municipal, local, state, or federal law, common or statutory, that may have arisen, or that may arise, prior to, or at the time of, the execution of this Agreement.

The Parties acknowledge that this release does not apply to: (1) any cause of action under ERISA relating to an employee benefit plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or that is a medical or health care plan; (2) any claims that Executive may have against Company for breach of the terms and conditions set forth in this Agreement; (3) any claims for worker’s compensation insurance coverage or unemployment insurance coverage; or (4) other claims that cannot be released as a matter of law. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Releasee identified in this Agreement is a party.

2. Confidentiality. The Parties agree that they will keep the terms and existence of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that they will not communicate or otherwise disclose to any employee of the Company (past, present, or future), or to a member of the general public, the terms or existence of this Agreement; provided, however, that (1) each Party may make disclosures to her/its tax/financial advisors, auditors, attorneys, and insurance providers, as applicable to that Party; (2) the Parties may reveal the terms and amount of this Agreement if compelled by court order to do so, but only after the other Party is given an appropriate opportunity under the applicable laws and rules of civil procedure to object to and/or seek protection from such disclosure; (3) the Company may otherwise make disclosures as reasonably necessary for the conduct of the Company’s business; and, (4) if asked about any of such matters, Executive’s and Company’s response shall be that they do not care to discuss any of such matters.

3. Severance. Subject to Employee’s execution of this Agreement and compliance with its terms and conditions, provided and only if the Executive executes and does not revoke this Agreement, the Company will pay Executive his then current Severance (as that term and payment schedule is defined in the Executive Employment Agreement) within 30 days of the Parties signature of this Agreement. Executive acknowledges the Severance is compliant with and in accordance with Section 5 of the Executive Employment Agreement.

4. No Additional Benefits. The Parties acknowledges and agrees that this Agreement resolves all outstanding issues arising from Executive’s employment and that Executive has received all compensation and benefits to which Executive would otherwise be entitled through the Separation Date, and the Executive as no further obligations to the Company. Employee shall receive no additional compensation or benefits from the Company in addition to those set forth in Paragraph 3 above.

5. Trade Secrets and Confidential Information. Executive acknowledges that Executive has had and continues to have access to, and has become familiar with, various trade secrets and proprietary and confidential information of the Company and the Company’s parent, subsidiaries, and affiliates, including, but not limited to, processes, customer requirements, pricing techniques, customer lists, methods of doing business, identities and compensation levels of employees in key positions, technical or non-technical information, patents, copyrights, methods, ideas, concepts, designs, inventions, know-how, processes, flow diagrams, operating procedures or instructions, technical drawings, technical presentations, compilations of data, studies, general records, contracts, financial records, accounting records, financial statements, forecasts, projections, budgets, plans (whether business, strategic, marketing or other), other financial information, client or customer lists, prospective client or customer lists, vendor lists or other vendor information, sales data, sales analysis, equipment and other assets, prices, cost or profit figures, sources of supplies, pricing methods, personnel and personnel information, and other confidential information (collectively the “Trade Secrets”), which are owned by the Company and/or the Company’s parent, subsidiaries, and/or affiliates and regularly used in the operation of their business, and as to which the Company and the Company’s parent, subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers, and employees. Executive acknowledges and agrees that the Trade Secrets (i) are secret and not known in the industry, (ii) give the Company or the Company’s parent, subsidiaries and/or affiliates an advantage over competitors who do not know or use the Trade Secrets, (iii) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets, and (iv) are valuable and special and unique assets of the Company or the Company’s parent, subsidiaries and/or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or the Company’s parent, subsidiaries and/or affiliates. Executive may not use in any way or disclose any of the Trade Secrets, directly or indirectly, at any time in the future, except in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive.

Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit other proceeding, if such filing is made under seal. The Parties acknowledge that an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and, (ii) does not disclose the trade secret, except pursuant to court order.

6. Return of Company Property. Upon the Separation Date, Executive agrees that Executive has returned all Company property (including, but not limited to, laptops, VR and AR equipment, desktop computers, cell phones, tablets, keys, company credit cards, company vehicles, and hard copy and electronically created or stored documents and information, such as Word documents, .pdfs, .jpgs, other images or pictures, and emails) within Employee’s possession, custody, or control.

7. Non-disparagement. Both Parties agree that neither Party will not make any public or private statements, comments or communications in any form, oral, written or electronic, which could, in any way, constitute libel, slander or disparagement of the other Party, or which may be considered to be derogatory or detrimental to the good name or business reputation of any of the Parties; provided, however, that the terms of this Paragraph 7 shall not apply to communications between Executive and his spouse, clergy or attorneys or health care providers, which are subject to a claim of privilege existing under common law, statute or rule of procedure, nor shall it apply to truthful statements made in response to a subpoena or during the course of any investigation by any law enforcement authority. Where applicable, this non-disparagement covenant applies to any public or private statements, comments or communications in any form, oral, written or electronic, about the Releasees’ officers, directors, employees or business or personnel practices.

8. Non-Admissions. Executive acknowledges that by entering into this Agreement the Company does not admit, and instead specifically denies, any violation of any local, state, or federal law.

9. Cooperation. Executive will cooperate in all reasonable respects with the Releasees in connection with any business matter related to any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against any of the Releasees to the extent the Company reasonably deems Employee’s cooperation necessary, including, without limitation, any litigation. Such cooperation shall be at the Company’s sole and full expense.

10. Other Acknowledgements and Affirmations.

Each Party affirms that it has not filed, caused to be filed, or presently is a party to any claim against the other Party, and has not assigned to any third party the right to bring a claim or charge against the other Party with any governmental agency or court.

Executive affirms that no other person or entity owns any interest therein, to any of the Severance in Paragraph 3 above, by assignment, lien, security interest, subrogation or otherwise other than for attorney’s fees and that Executive has not in any way assigned or otherwise transferred to any person or entity any interest in the damages and claims released by this Agreement.

Executive also affirms that Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Executive’s agreement(s) with the Company, including this Agreement, and/or common law.

Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by the Company or its employees, members, or officers. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

11. Revocation. Executive may revoke this Agreement by notice to the Company, in writing, within seven (7) days following the Effective Date (the “Revocation Period”). Executive agrees that Executive will not receive the benefits provided by this Agreement if Executive revokes this Agreement. Executive also acknowledges and agrees that if the Company has not received from Executive notice of Executive’s revocation of this Agreement prior to the expiration of the Revocation Period, then Executive will have forever waived Executive’s right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect.

12. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.

13. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous negotiations and agreements, oral or written, except for Sections 6, 7, 8 and 9 of Employee’s Employment Agreement with the Company, the [INSERT ANY EXISTING LETTERS?AGREEMENTS THAT SURVIVE], and any applicable Stock Option Grant Agreement or similar option agreements between the Company and the Executive. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the Parties. Executive has not relied upon any representations, written or oral, that are not expressly contained in this Agreement.

14. Governing Law. This Agreement is governed by, and construed in accordance with, the laws of the state of New York, except where preempted by federal law. The Parties consent to personal and subject matter jurisdiction for the enforcement of this Agreement in the Southern district court of New York, and agree that the Southern district court of New York, is the exclusive and mandatory venue for enforcement of this Agreement.

15. Statement of Understanding. By executing this Agreement, Executive acknowledges that (i) Executive has had at least twenty-one (21) calendar days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived Executive’s right to do so, but Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period, (ii) Executive has been advised by the Company to consult with an attorney regarding the terms of this Agreement, (iii) Executive has consulted with, or has had sufficient opportunity to consult with, an attorney of Executive’s own choosing regarding the terms of this Agreement, (iv) Executive has read this Agreement and fully understands its terms and their import, (v) except as provided by this Agreement, Executive has no contractual right or claim to the benefits described herein, (vi) the consideration provided for in this Agreement is good and valuable, and (vii) Executive is entering into this Agreement voluntarily, of Executive’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

IN WITNESS WHEREOF, the Parties have caused this Separation and General Release Agreement to be duly executed and delivered as of the Effective Date.

EXECUTIVE:

(Signature)

Maydan Rothblum
(Printed Name)

(Date)

COMPANY:

By:
(Signature)

(Printed Name)

(Title)

(Date)

[Separation and General Release Agreement Signature Page]